Tanger Factory Outlet Centers, Inc.

News Release

For Release:   IMMEDIATE RELEASE
Contact:       Frank C. Marchisello, Jr.
          (336) 834-6834

TANGER REPORTS FIRST QUARTER 2008 RESULTS
Funds From Operation Increases 7.0%, Same Center Net Operating Income Up 5.7%

Greensboro, NC, April 30, 2008, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, for the three months ended March 31, 2008 was $22.8 million, or $0.61 per share, as compared to FFO of $21.3 million, or $0.57 per share, for the three months ended March 31, 2007, representing a 7.0% increase in both total FFO and FFO per share.  Net income available to common shareholders for the three months ended March 31, 2008 was $5.6 million, or $0.18 per share, as compared to net income of $1.9 million, or $0.06 per share for the first quarter of 2007.

Net income and FFO per share amounts above are on a diluted basis.  FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.
First Quarter Highlights

•	Board of Directors approves 5.6% increase in quarterly common share dividend from $0.36 to $0.38 per share, $1.52 per share annualized, representing the 15th consecutive year of increased dividends

•	5.7% increase in same center net operating income, compared to 3.0% last year

•	239 leases signed, totaling 1,079,200 square feet with respect to re-tenanting and renewal activity, including 59.5% of the square footage scheduled to expire during 2008

•	17.9% increase in average base rental rates on leases renewed during the quarter, compared to 13.3% last year

•	41.7% increase in average base rental rates on released space during the quarter, compared to 37.4% last year

•	95.2% period-end wholly-owned portfolio occupancy rate, compared to 95.1% last year

•	Reported tenant comparable sales for the rolling three months ended March 31, 2008 increased 3.5%

•	$343 per square foot in reported tenant comparable sales for the rolling twelve months ended March 31, 2008

•	32.4% debt-to-total market capitalization ratio, 3.43 times interest coverage ratio compared to 3.18 times last year

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “The renewal and releasing spreads achieved last year are reflected in our strong first quarter 2008 same center net operating income increase of 5.7%.  Our relative low cost of occupancy will be a benefit as we work our way through our remaining tenant renewals.”

Portfolio Operating Results

During the first quarter of 2008, Tanger executed 239 leases, totaling 1,079,200 square feet throughout its wholly-owned portfolio.  Lease renewals during the first quarter accounted for 800,200 square feet and generated a 17.9% increase in average base rental rates and represented 59.5% of the square feet originally scheduled to expire during 2008.  Average base rental increases on re-tenanted space during the first quarter averaged 41.7% and accounted for the remaining 279,000 square feet.

Same center net operating income increased 5.7% for the first quarter of 2008 compared to 3.0% for the first quarter of 2007.  During the first quarter of 2008, the company recaptured approximately 236,000 square feet of space throughout its wholly-owned portfolio.  This space, which was comprised of 38 different stores operated by six low volume tenants, is in the process of being released.  The company is releasing the majority of this space to higher volume brand name tenants and believes the rental rates achieved on the releasing of this space will be well above the rates which were being paid by the previous tenants.

Reported tenant comparable sales for the rolling three months ended March 31, 2008 increased 3.5%.  Sales for the rolling twelve months ended March 31, 2008 were $343 per square foot.

Investment Activities

Tanger continues the development, construction and leasing of two previously announced sites located in Washington County, south of Pittsburgh, Pennsylvania and in Deer Park (Long Island), New York.  In response to strong tenant demand for space, Tanger increased the size of the initial phase of the Washington County center from 308,000 square feet to 370,000 square feet, with leases for approximately 74% of the first phase signed and an additional 8% under negotiation or out for signature.  The company currently expects delivery of the initial phase in the second quarter of 2008, with stores opening by the end of the third quarter of 2008.  The Washington County center will be wholly owned by Tanger.

The company currently expects the Deer Park center will contain over 800,000 square feet upon final build-out.  Site work and construction continues on an initial phase of approximately 682,000 square feet.  The company has approximately 58% of the space signed and an additional 17% under negotiation or out for signature.  Tanger currently expects the project will be delivered in the second quarter, with stores opening in September and October of 2008.   The Deer Park property is owned through a joint venture of which Tanger and two venture partners each own a one-third interest.

Tanger has entered into purchase options on new development sites located in Mebane, North Carolina, Port St. Lucie, Florida, and Irving, Texas.  Tenant interest in these new locations appears to be strong and Tanger is continuing with its predevelopment work.

Financing Activities and Balance Sheet Summary

On April 10, 2008, Tanger announced that its Board of Directors approved a 5.6% increase in the annual dividend on its common shares from $1.44 per share to $1.52 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $0.38 per share for the first quarter ended March 31, 2008. A cash dividend of $0.38 per share will be payable on May 15, 2008 to holders of record on April 30, 2008.  Tanger has increased its dividend each year since becoming a public company in May of 1993.

As of March 31, 2008, Tanger had a total market capitalization of approximately $2.2 billion including $727.8 million of debt outstanding, equating to a 32.4% debt-to-total market capitalization ratio.  As of March 31, 2008, 78.4% of Tanger’s debt was at fixed interest rates and the company had $156.9 million outstanding on its $325.0 million in available unsecured lines of credit.  During the first quarter of 2008, Tanger continued to maintain a strong interest coverage ratio of 3.43 times, compared to 3.18 times during the first quarter of last year.

2008 FFO Per Share Guidance

Based on current market conditions and the strength and stability of its core portfolio, the company currently believes its net income for 2008, excluding gains or losses on the sale of real estate, will be between $0.93 and $1.01 per share and its FFO for 2008 will be between $2.60 and $2.68 per share.  The company’s earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties.  The following table provides the reconciliation of estimated diluted net income available to common shareholders per share to estimated diluted FFO per share:

For the twelve months ended December 31, 2008:
	Low Range	High Range
Estimated diluted net income per share	$.93	$1.01
Minority interest, gain/loss on the sale of real estate,
depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures	1.67	1.67
Estimated diluted FFO per share	$2.60	$2.68

First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Thursday, May 1, 2008, at 10:00 A.M. eastern time.  To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers First Quarter Financial Results call.  Alternatively, the call will be web cast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at http://www.tangeroutlet.com/investorrelations/news/ under the News Releases section.  A telephone replay of the call will be available from May 1, 2008 starting at 12:00 P.M. Eastern Time through May 13, 2008, by dialing 1-800-642-1687 (conference ID # 41077517).  Additionally, an online archive of the broadcast will also be available through May 13, 2008.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns and operates 29 outlet centers in 21 states coast to coast, totaling approximately 8.4 million square feet of gross leasable area.  Tanger also operates two outlet centers containing approximately 667,000 square feet in which it owns a 50% interest.  Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2008. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the development of new centers, and coverage of the current dividend may be forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2008		2007
Revenues
Base rentals (a)		$37,232	$35,089
Percentage rentals		1,178	1,467
Expense reimbursements		17,478	15,013
Other income		1,388	1,498
Total revenues		57,276	53,067
Expenses
Property operating		19,219	16,913
General and administrative		5,271	4,277
Depreciation and amortization		15,583	18,439
Total expenses		40,073	39,629
Operating income		17,203	13,438
Interest expense		9,548	10,056
Income before equity in earnings of unconsolidated
joint ventures, minority interest and discontinued operations		7,655	3,382
Equity in earnings of unconsolidated joint ventures (b)		394	235
Minority interest in operating partnership		(1,088)	(364)
Income from continuing operations		6,961	3,253
Discontinued operations, net of minority interest (c)		---	28
Net income		6,961	3,281
Preferred share dividends		(1,406)	(1,406)
Net income available to common shareholders		$5,555	$1,875

Basic earnings per common share:
Income from continuing operations		$.18	$.06
Net income		.18	.06

Diluted earnings per common share:
Income from continuing operations		$.18	$.06
Net income		.18	.06

Summary of discontinued operations:
Operating income from discontinued operations	$	---	$34
Gain on sale of real estate		---	---
Income from discontinued operations		---	34
Minority interest in discontinued operations		---	(6)
Discontinued operations, net of minority interest	$	---	$28
(a)	Includes straight-line rent and market rent adjustments of $683 and $1,081 for the three months ended March 31, 2008 and 2007, respectively.
(b)	Includes Myrtle Beach, South Carolina Hwy 17 and Wisconsin Dells, Wisconsin properties which are operated by us through 50% ownership joint ventures.
(c)
In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”, the results of operations for properties disposed of in which we have no significant continuing involvement have been reported above as discontinued operations for the periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS:
Rental property
Land	$130,077	$130,075
Building, improvement and fixtures	1,127,956	1,104,459
Construction in progress	53,036	52,603
	1,311,069	1,287,137
Accumulated depreciation	(323,520)	(312,638)
Rental property, net	987,549	974,499
Cash and cash equivalents	2,302	2,412
Investments in unconsolidated joint ventures	9,193	10,695
Deferred charges, net	42,302	44,804
Other assets	31,698	27,870
Total assets	$1,073,044	$1,060,280

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $740 and $759, respectively)	$398,760	$498,741
Mortgages payable (including a debt premium
of $438 and $1,046, respectively)	172,121	173,724
Unsecured lines of credit	156,900	33,880
Total debt	727,781	706,345
Construction trade payables	23,780	23,813
Accounts payable and accrued expenses	54,203	47,185
Total liabilities	805,764	777,343

Commitments
Minority interest in operating partnership	31,019	33,733

Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share,
8,000,000 shares authorized, 3,000,000 shares issued and
outstanding at March 31, 2008 and December 31, 2007	75,000	75,000
Common shares, $.01 par value, 150,000,000 shares authorized,
31,539,041 and 31,329,241 shares issued and outstanding at
March 31, 2008 and December 31, 2007, respectively	315	313
Paid in capital	353,237	351,817
Distributions in excess of net income	(177,353)	(171,625)
Accumulated other comprehensive loss	(14,938)	(6,301)
Total shareholders’ equity	236,261	249,204
Total liabilities, minority interest, and shareholders’ equity	$1,073,044	$1,060,280

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)
	Three Months Ended
	March 31,
	2008	2007

FUNDS FROM OPERATIONS (a)
Net income	$6,961	$3,281
Adjusted for:
Minority interest in operating partnership	1,088	364
Minority interest, depreciation and amortization
attributable to discontinued operations	---	54
Depreciation and amortization uniquely significant to
real estate – wholly-owned	15,508	18,364
Depreciation and amortization uniquely significant to
real estate – unconsolidated joint ventures	652	654
Funds from operations (FFO)	24,209	22,717
Preferred share dividends	(1,406)	(1,406)
Funds from operations available to common shareholders	$22,803	$21,311
Funds from operations available to common shareholders
per share – diluted	$.61	$.57

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	30,979	30,743
Effect of exchangeable notes	92	421
Effect of outstanding options	169	248
Effect of unvested restricted share awards	96	137
Diluted weighted average common shares
(for earnings per share computations)	31,336	31,549
Convertible operating partnership units (b)	6,067	6,067
Diluted weighted average common shares
(for funds from operations per share computations)	37,403	37,616

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,434	8,372
Partially owned – unconsolidated	667	667
Managed	---	229

Outlet centers in operation -
Wholly owned	29	30
Partially owned – unconsolidated	2	2
Managed	---	2

States operated in at end of period (c)	21	21
Occupancy at end of period (c) (d)	95.2%	95.1%

(a) FFO is a non-GAAP financial measure.  The most directly comparable GAAP measure is net income (loss), to which it is reconciled.  We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report.  FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies.  FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity.  FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b) The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c) Excludes Myrtle Beach, South Carolina Hwy 17 and Wisconsin Dells, Wisconsin properties which are operated by us through 50% ownership joint ventures.
(d) Excludes our wholly-owned, non-stabilized center in Charleston, South Carolina for the 2007 period.